Exhibit 10.14

SOFTWARE LICENSE AND SERVICES AGREEMENT

This SOFTWARE LICENSE AND SERVICES AGREEMENT (the “Agreement”), dated as of February 17, 2016 (the “Effective Date”), is by and between GREAT COIN, INC., a Nevada corporation (“Provider”) and GX-LIFE GLOBAL, INC., a Nevada corporation (“Customer”). Individually a "Party", and collectively the "Parties".

WHEREAS, Customer wishes to procure from Provider the software license and related services described herein, and Provider wishes to provide such services to Customer, each on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Software License and Services; Ownership and Exclusive Interests

1.1	During the term of this Agreement, Provider agrees to provide the relevant technical services and supply the technology licenses to Customer’s members (the “Authorized Users”) (as specified in Schedule 1, the "Services") in accordance with the Agreement.

1.2	Customer hereby agrees on behalf of itself and its Authorized Users to accept the Services. Customer further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such Services for such above-mentioned business without the prior written consent of Provider.

1.3	Provider shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise, whether developed by Provider or Customer based on Provider's intellectual property.

2.	Calculation and Payment of the Fees for Services

The Parties agree that the Fee Schedule under this Agreement shall be determined in accordance with Schedule 2 (the “Fees”).

3.	Representations and Warranties

3.1	Provider hereby represents and warrants as follows:

3.1.1	Provider is a company duly registered and validly existing under the laws of the State of Nevada;

3.1.2	Provider has full right, power, authority and capacity and all consents and approvals of any other third party necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3	the Agreement will constitute a legal, valid and binding agreement of Provider enforceable against it in accordance with its terms upon its execution.

3.2	Customer hereby represents and warrants as follows:

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3.2.1	Customer is a company duly registered and validly existing under the laws of the State of Nevada.

3.2.2	Customer has full right, power, authority and capacity and all consents and approvals of any other third party necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	Once the Agreement has been duly executed by the Parties, it will constitute a legal, valid and binding agreement of Customer enforceable against it in accordance with its terms upon its execution.

4.	Confidentiality

4.1	Customer agrees to use all reasonable means to protect and maintain the confidentiality of Provider's confidential data and information acknowledged or received by Customer by accepting the Services from Provider (collectively the "Confidential Information"). Customer shall not disclose or transfer any Confidential Information to any third party without Provider's prior written consent. Upon termination or expiration of this Agreement, Customer shall, at Provider's option, return all and any documents, information or software containing any of such Confidential Information to Provider or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Customer shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Customer for whom it is necessary to know such Information and procure them to observe the confidential obligations hereunder.

4.2	The limitation stipulated in Section 4.1 shall not apply to:

4.2.1	the materials available to the public at the time of disclosure;

4.2.2	the materials that become available to the public after the disclosure without fault of Customer;

4.2.3	the materials Customer prove to have obtained the control thereof neither directly nor indirectly from any other party before the disclosure;

4.2.4	the information that each Party is required by law to disclose to relevant government authorities, stock exchange, or the above Confidential Information that is necessary to be disclosed directly to legal counsel and/or financial consultants in order to maintain its usual business.

4.3	Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.	Effective Date and Term

5.1	This Agreement shall be effective upon its being signed by the Parties hereunder. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both Parties separately.

5.2	This Agreement shall be automatically extended for another ten (10) years except if Provider gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

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6.	Termination

6.1	This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.

6.2	Sections 4 and 7 shall survive the termination or expiration of this Agreement.

7.	Settlement of Disputes

7.1	The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to JAMS in Orange County, California. The arbitration shall follow the then current rules of JAMS. The arbitration award shall be final and binding upon both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

7.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

8.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be in writing and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or Parties.

9.	Assignment

Neither Party may assign its rights or obligations under this Agreement to any third party without the prior written consent of the other Party.

10.	Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

11.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

This Agreement supersedes and replaces the Subscription Agreement and the Promissory Note entered into by the Parties before the date of this Agreement with respect to Provider's provision of GX-Coins to Customer ("Previous Agreements"). In the event of any discrepancy between this Agreement and any Previous Agreement, this Agreement shall prevail to the extent of the discrepant provisions.

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12.	Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PROVIDER:

GREAT COIN, INC.

By:

Name: __________________________

Title:____________________________

CUSTOMER:

GX-LIFE GLOBAL, INC.

By:

Name: __________________________

Title:____________________________

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 SCHEDULE 1

SERVICES

Provider shall provide the following Services to the Authorized Users:

1.	Upon receipt of a Conversion Notice from an Authorized User, Provider shall issue to the Authorized User the amount of “GX-Coins”, a cryptocurrency technology developed by Provider, specified in the Conversion Notice but shall only populate the digital wallet of the Authorized User with five percent (5%), of the total amount of GX-Coins issued to the Authorized User in the conversion, every week for a period of twenty (20) weeks;

2.	Maintenance of the digital wallet, Great Coin Trading Platform and GX-Coin technology for use and trading of the GX-Coins on the trading platform;

3.	Ongoing development, update and upgrading of application software and technology in order to maintain functionality and usage of the digital wallet, Great Coin Trading Platform and GX-Coin technology; and

4.	Other reasonable technical services requested by Customer in order to maintain the viability of the digital wallet, Great Coin Trading Platform and GX-Coin technology for use and trading of the GX-Coins on the trading platform

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SCHEDULE 2

FEES

During the term of this Agreement, the following Fees are payable to Provider for the Services rendered according to Schedule 1:

1.	Upfront License Fee. Upon execution of this Agreement, Customer shall pay an upfront fee to Provider in the amount of $350,000 USD. The Parties understand and agree that Customer has paid the Upfront License Fee in connection with Previous Agreements and that previous payment shall constitutes full payment of the Upfront License Fee.

2.	Conversion Fee. Upon receipt of a Notice of Conversion from an Authorized User, Customer shall pay 20% of the Conversion Amount (as defined in the Notice of Conversion) to Provider as a Conversion Fee for the first $4,000,000.00 converted. After the first $4,000,000.00 converted Customer shall pay 50% of the Conversion Amount (as defined in the Notice of Conversion) to Provider as a Conversion Fee.

3.	Transaction Fee(s): Once an Authorized User has a digital wallet populated with GX-Coins, they will be free to trade or transfer the GX-Coins on the Great Coin Trading Platform. Provider charges a per transaction fee of 1% on each trade of GX-Coins on the Great Coin Trading Platform for trades made by Authorized Users as well as other users of the Great Coin Trading Platform. The Transaction Fee will be charged at the time of settlement of the requisite transaction(s).

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